Exhibit 99.1

NEWS BULLETIN
FROM:	RE:	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NasdaqNM: DDIC

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Joe Gisch	Jill Fukuhara	Kristen McNally
Chief Financial Officer	Investor/Analyst Information	General Information
(714) 688-7200	(310) 407-6539	(310) 407-6548
	jfukuhara@financialrelationsboard.com	kmcnally@financialrelationsboard.com

FOR IMMEDIATE RELEASE
July 29, 2004

DDI CORP. REPORTS NET SALES INCREASE OF 34%
FOR SECOND QUARTER 2004

•	34% Year-over-Year Revenue Growth to $75.5 Million

•	Fourth Consecutive Quarter of Sequential Revenue Growth

•	Operating Leverage Reflected in Gross Margin Gains

•	Continued Strengthening of Balance Sheet Including Cash Position

ANAHEIM, Calif., July 29 – DDi Corp. (NasdaqNM: DDIC), a leading provider of technologically advanced engineering and manufacturing services, today announced financial results for the three and six months ended June 30, 2004.

Second Quarter Results

The Company reported second quarter 2004 net sales of $75.5 million, a 34% increase compared to net sales of $56.2 million for the second quarter 2003. Net sales increased by $3.2 million (or 4%) from the first quarter 2004, representing the fourth consecutive quarter of sequential revenue growth.

Gross profit for the second quarter 2004 was $12.8 million (17% of net sales) as compared to $2.0 million (4% of net sales) for the second quarter 2003. Excluding non-cash charges, adjusted gross profit for the second quarter 2004 was $15.4 million (20% of net sales), as compared to $3.7 million (7% of net sales) for the comparable period in 2003. Second quarter 2004 gross profit increased sequentially, from $6.7 million (9% of net sales) in the first quarter 2004, due to the increase in net sales and to a decrease in non-cash expenses. Excluding non-cash charges, adjusted gross profit for the second quarter 2004 increased by $1.8 million (or 13%) from the first quarter 2004.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

DDi Corp.

“We believe that our year-over-year revenue growth is an indicator of the strengthening in demand experienced in our North American operations since July 2003, and in our European operations since early 2004,” commented Bruce McMaster, Chief Executive Officer of DDi Corp. “Our global printed circuit board (PCB) operations and related assembly business each have contributed to the sales growth, resulting in a fairly consistent mix of business. Our sequential revenue growth rate reflects a modest increase in demand during the quarter.

“The improvement in gross margin during the second quarter derives from our targeting of profitable sales opportunities and the operating leverage we have created. As we continue with our growth strategy, we would expect that our margins will continue to show improvement,” McMaster added.

Total sales and marketing expenses for the second quarter 2004 were $5.2 million (7% of net sales) as compared to $4.8 million (9% of net sales) for the second quarter 2003. Excluding non-cash compensation charges of $0.4 million, however, adjusted sales and marketing expenses for the second quarter 2004 were $4.7 million (6% of net sales). Total general and administrative expenses for the second quarter 2004 were $6.1 million (8% of net sales), as compared to $4.3 million (8% of net sales) for the corresponding period in 2003. Excluding non-cash compensation charges of $1.2 million, however, adjusted general and administration expenses for the second quarter 2004 were $4.9 million (6% of net sales). The increases in sales and marketing expenses and general and administrative expenses from the second quarter 2003 to the second quarter 2004 reflect non-cash charges incurred in 2004 and the increase in net sales, partially offset by improved operational efficiencies.

Net interest expense for the second quarter 2004 decreased 60% to $2.4 million, from $6.0 million for the corresponding period in 2003. The decrease in net interest expense is due principally to the cancellation of the Company’s 5.25% and 6.25% Convertible Subordinated Notes in December 2003 and the repayment of all U.S. bank debt in March 2004.

In the second quarter 2004, the Company recorded tax expense of $0.7 million, net of changes in valuation allowances applied to both U.S. and European deferred tax assets that would otherwise have been recorded for the quarter. Such allowances were based upon management’s expectation that the deferred tax assets would not likely be realized.

The Company reported a net loss available to common stockholders of $(5.2) million for the second quarter 2004, or $(0.21) per share, as compared to $(26.1) million, or $(0.53) per share, for the second quarter 2003. The primary reasons for the decrease are the improvement in gross profit, the reduction in net interest expense, and a reduction in significant charges (restructuring and reorganization-related and non-cash items).

Second quarter 2004 adjusted EBITDA was $9.6 million, as compared to ($0.7) million for the second quarter 2003, and $8.5 million for the first quarter 2004. The increase is due principally to higher adjusted gross profit excluding depreciation and from ongoing operational improvements.

DDi reported adjusted net income of $1.8 million, or $0.07 per diluted share, for the second quarter 2004, as compared to an adjusted net loss of $(7.3) million, or $(0.15) per diluted share, for the comparable period of 2003.

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DDi Corp.

First Half Results

For the six months ended June 30, 2004, net sales were $147.9 million, a 25% increase compared to net sales of $117.9 million for the comparable period in 2003, reflective of growth across all lines of business and geographies. Gross profit for the six months ended June 30, 2004 increased to $19.5 million (13% of net sales), as compared to $6.4 million (5% of net sales) for the comparable period in 2003. Excluding non-cash expenses, gross profit for the first six months of 2004 was $29.0 million (20% of net sales), as compared to $8.2 million (7% of net sales) for the first six months of 2003. The improvement in gross profit and margins resulted from the increase in revenues and from operating leverage.

The Company reported a net loss available to common stockholders of $(22.7) million for the first half of 2004, or $(0.90) per share, as compared to $(40.0) million, or $(0.81) per share, for the first half of 2003. The primary reasons for the decrease are the improvement in gross profit, a reduction in net interest expense, and a reduction in significant charges (restructuring and reorganization-related and non-cash items).

First half 2004 adjusted EBITDA was $18.1 million, as compared to ($0.2) million for the comparable period in 2003. First half 2004 adjusted net income was $2.6 million, or $0.09 per diluted share, as compared to an adjusted net loss of $(13.9) million, or $(0.28) per diluted share, for the first half of 2003.

Liquidity

As of June 30, 2004, the Company had total cash and cash equivalents of $22.1 million and $6.8 million borrowing availability on its North American revolving facility. Capital expenditures were $1.9 million in the second quarter 2004 and $4.4 million for the six months ended June 30, 2004. Capital expenditures for the 2004 fiscal year are expected to be $8 to $12 million, primarily associated with technology-related improvements.

“By retiring our U.S. bank debt and securing a revolving facility in the first quarter of this year, our financial position and flexibility is enhanced, and we have lowered our cost of borrowing. We are actively targeting profitable growth opportunities and emphasizing continued cost management through which we expect to generate cash flows that will continue to strengthen our balance sheet,” said McMaster.

Second Quarter Performance Highlights

•	The following table shows the percentage of net sales attributable to each of the principal end markets served by the Company for the periods indicated:

	Second Quarter
	2004	2003
End Markets (1)
Communications/Networking	45%	37%
Medical/Test/Industrial	22%	24%
High-end computing	16%	17%
Military/Aerospace	11%	15%
Other	6%	7%

(1)	Sales to electronic manufacturing service providers are classified by the end markets of their customers.

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DDi Corp.

     For the six months ended June 30, 2004:

•	No customer represented greater than 7% of net sales.

•	Top 10 customers represented 29% of net sales.

•	Total customer count of approximately 1,500.

Third Quarter 2004 Outlook

“We were pleased with our results for the second quarter, particularly in light of the modest end market demand experienced for most of the quarter. Booking trends late in the second quarter and in the current month reflect a higher level of demand, particularly in the personal communications and government sectors, with consistency in quick-turn lead times for new product introductions,” McMaster stated.

For the third quarter of 2004, DDi is estimating net sales of $75 million to $78 million. Adjusted net income (calculated on a consistent basis with the adjusted net income reported for the second quarter 2004) is expected to range from $0.06 to $0.09 per diluted share, excluding the impact of incremental Sarbanes-Oxley Section 404 compliance costs of up to $0.02 per diluted share.

Basis of Presentation

Fresh Start Accounting. In connection with the Company’s emergence from bankruptcy in December 2003, DDi and its consolidated subsidiaries have adopted “fresh-start” accounting principles prescribed by the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” effective November 30, 2003. Under fresh-start accounting, a new reporting entity, known as “Reorganized DDi,” is deemed to have been created, and the recorded amounts of assets and liabilities are adjusted to reflect their fair value. Accordingly, the consolidated financial statements for Reorganized DDi for the periods subsequent to November 30, 2003, reflect the Company’s emergence from Chapter 11 and are prepared utilizing the principles of fresh start reporting contained in SOP 90-7. As a result, the reported historical financial statements of the Company for periods prior to December 1, 2003 generally may not be fully comparable to those of Reorganized DDi.

Non-GAAP Financial Measures. This release includes the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: (i) adjusted gross profit; (ii) adjusted sales and marketing expenses; (iii) adjusted general and administrative expenses; (iv) adjusted net income and adjusted net income/loss per diluted share; and (v) adjusted EBITDA. Management believes that the disclosure of these non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provides useful information to investors and other users of the financial statements in identifying and understanding operating performance for a given level of revenue and business trends. Management believes that adjusted EBITDA is an important factor of DDi’s business because it reflects financial performance that is unencumbered by debt service. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. Growth in adjusted EBITDA is driven by higher gross profit and cost containment in selling, general and administrative expenses. However, adjusted EBITDA and adjusted net income/loss (and income/loss per share) should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definitions of adjusted EBITDA and adjusted net income/loss and adjusted net income/loss per diluted share may differ from definitions of such financial measures used by other companies. The Company has provided a reconciliation of adjusted EBITDA and adjusted net income/loss (and income/loss per share) to income/loss

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DDi Corp.

from operations (and net loss available to common stockholders) in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2004 financial results and the third quarter 2004 outlook will be held today at 11:00 a.m. Eastern / 8:00 a.m. Pacific. The call is being webcast by CCBN and can be accessed at DDi’s web site: www.ddiglobal.com/investor under “Webcasts.” The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Institutional investors can access the call via CCBN’s password-protected event management site StreetEvents at www.streetevents.com. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. A telephone replay of today’s conference call will be available through August 5, 2004 by dialing (800) 405-2236 or (303) 590-3000 and entering the conference ID 11003082. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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DDi Corp.

DDi Corp
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2004	2003
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$22,081	$11,202
Cash, cash equivalents and marketable securities — restricted	—	7,500
Accounts receivable, net	50,613	39,140
Inventories	29,625	26,292
Prepaid expenses and other	3,669	2,707

Total current assets	105,988	86,841
Property, plant and equipment, net	68,019	74,918
Debt issuance costs, net	2,001	—
Goodwill and intangibles, net	127,448	128,828
Other	819	816

Total Assets	$304,275	$291,403

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$1,524	$1,439
Revolving credit facilities	25,792	11,809
Accounts payable	35,610	28,687
Accrued expenses and other	22,296	26,338
Income tax payable	1,438	998
Note payable	—	500

Total current liabilities	86,660	69,771
Long-term debt and capital lease obligations	44,556	114,799
Deferred tax liability	229	533
Notes payable and other	15,148	12,798
Series A mandatorily redeemable preferred stock	2,511	2,066

Total long-term liabilities	149,104	199,967

Series B mandatorily redeemable preferred stock	57,949	—
Stockholders’ equity:
Common stock, additional paid-in-capital and other	151,147	138,050
Deferred compensation	(18,699)	(32,454)
Accumulated other comprehensive income (loss)	64	(152)
Accumulated deficit	(35,290)	(14,008)

Total stockholders’ equity	97,222	91,436

Total Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	$304,275	$291,403

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DDi Corp.

DDi Corp.
Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	Reorganized DDi	Predecessor DDi	Reorganized DDi	Predecessor DDi
	3 months ended	3 months ended	6 months ended	6 months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net sales	$75,546	$56,223	$147,896	$117,884
Cost of goods sold:
Other cost of goods sold	60,118	52,526	118,856	109,724
Non-cash compensation and amortization of intangibles	2,611	—	9,064	—
Restructuring related inventory impairment	—	1,736	499	1,736

Total cost of goods sold	62,729	54,262	128,419	111,460
Gross profit	12,817	1,961	19,477	6,424
Operating expenses:
Sales and marketing:
Non-cash compensation	427	—	1,859	—
Sales and marketing expenses	4,736	4,846	9,254	9,401

Total sales and marketing	5,163	4,846	11,113	9,401
General and administration:
Non-cash compensation	1,245	—	2,671	—
General and administrative expenses	4,899	4,250	9,280	8,359

Total general and administration	6,144	4,250	11,951	8,359
Amortization on intangibles	1,150	—	2,300	—
Goodwill impairment	—	2,000	—	2,000
Restructuring and other related charges	937	3,298	4,870	3,795
Reorganization charges	218	2,698	1,158	6,028

Operating loss	(795)	(15,131)	(11,915)	(23,159)
Loss on interest rate swap termination	—	5,621	—	5,621
Interest expense (net) and other expense (net)	2,372	5,994	8,358	12,261

Loss before income taxes	(3,167)	(26,746)	(20,273)	(41,041)
Income tax benefit (expense)	(687)	609	(1,009)	1,076

Net loss	(3,854)	(26,137)	(21,282)	(39,965)
Less: Series B Preferred stock dividends and accretion	(1,370)	—	(1,370)	—

Net loss available to common stockholders	$(5,224)	$(26,137)	$(22,652)	$(39,965)

Basic and diluted net loss per share	$(0.21)	$(0.53)	$(0.90)	$(0.81)

Weighted average basic and diluted shares outstanding	25,452	49,216	25,099	49,214
Supplemental Financial Information
Adjusted EBITDA **	$9,560	$(670)	$18,088	$(178)
Interest expense (net)	1,959	5,994	5,519	12,261
Depreciation	3,767	4,729	7,582	9,422
Amortization on intangibles	1,150	—	3,069	—
Goodwill impairment	—	2,000	—	2,000
Non-cash compensation	4,283	—	12,825	—
Loss on interest rate swap termination	—	5,621	—	5,621
Non-recurring/non-cash interest expense	413	—	2,839	—
Restructuring and reorganization expenses	1,155	7,732	6,527	11,559
Income tax expense (benefit)	687	(609)	1,009	(1,076)

Net loss	(3,854)	(26,137)	(21,282)	(39,965)
Less: Series B Preferred stock dividends and accretion	(1,370)	—	(1,370)	—

Net loss available to common stockholders	(5,224)	(26,137)	(22,652)	(39,965)

Adjustments, net of tax:
Amortization on intangibles	1,150	—	3,069	—
Goodwill impairment	—	2,000	—	2,000
Non-cash compensation	4,283	—	12,825	—
Loss on interest rate swap termination	—	5,621	—	5,621
Non-recurring/non-cash interest expense and accretion	848	—	3,274	—
Restructuring and reorganization expenses	1,155	7,561	6,527	11,169
Tax valuation and other tax charges	(372)	3,702	(471)	7,296

Total adjustments	7,064	18,884	25,224	26,086
Adjusted net income (loss)	$1,840	$(7,253)	$2,572	$(13,879)

Diluted adjusted net income (loss) per share	$0.07	$(0.15)	$0.09	$(0.28)

Adjusted weighted average diluted shares outstanding	27,749	49,216	27,662	49,214

** Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges.

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